Exhibit 4.8

CALIFORNIA MICRO DEVICES CORPORATION

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, made and entered into as of this      day of                                  by and between California Micro Devices Corporation, a California corporation, (hereinafter referred to as the “Company” or the “Employer”) with offices located at 215 Topaz Street, Milpitas, California 95035 and that executive employee indicated on the signature page hereto, an individual (hereinafter referred to as the “Employee”).

WITNESSETH THAT:

WHEREAS, the Employee is employed by the Company, and has been selected by the Company for participation in this plan; and

WHEREAS, the Company recognizes the valuable services heretofore performed for it by the Employee and wishes to encourage Employee’s continued employment; and

WHEREAS, the Employee wishes to defer a certain portion of compensation payable to him; and

WHEREAS, the Employer has established a retirement 401(k) profit sharing plan known as the California

Micro Devices Corporation 401(k) Retirement Savings Plan (hereafter referred to as the “401(k) Plan”) providing for elective deferrals and matching contributions which may be limited by restrictions to avoid discrimination in favor of highly compensated employees and the Employer desires to provide a supplemental deferral and matching contribution as described herein; and

WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Company shall pay such deferred compensation to the Employee or his designated beneficiary; and

WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement maintained primarily to provide deferred compensation benefits for the Employee, a member of a select group of management or highly compensated employees of the Company for purposes of the Employee Retirement Income Security Act of 1974, as amended.

WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Company shall pay such additional compensation to the Employee after his or her retirement or other termination of employment or any death benefit to beneficiaries after the Employee’s death; and

WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the Employee, a member of a select group of management and highly compensated employees of the Company, for purposes of the Employee Retirement Income Security Act of 1974, as amended,

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1.	DEFINITION OF TERMS. Certain words and phrases are defined when first used in later paragraphs of this Agreement. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

a)	401(k) Plan. A retirement 401(k) profit sharing plan known as the California Micro Devices Corporation 410(k) Retirement Savings Plan (hereafter referred to as the “401(k) Plan”), attached hereto as Exhibit E, providing for elective deferrals and matching contributions which may be limited by restrictions to avoid discrimination in favor of highly compensated employees and the Employer desires to provide a supplemental deferral and matching contribution hereunder to the extent of such limitations; and

b)	Accrued Benefit. The sum of all Employee Deferrals and Supplemental Compensation, as defined at paragraph 2., below, credited to the Employee’s Retirement Account and due and owing to the Employee or any designated beneficiaries pursuant to this Agreement together with Additions thereto calculated as set Forth in paragraph 3., hereof, minus any distributions made hereunder, and after giving affect to any Vesting Percentage applicable to Supplemental Compensation.

c)	Affiliate. Any Company; partnership, joint venture, association, or similar organization or entity, the employees of which would be treated as employed by the Company under Section 414 (b) or 414 (c) of the Code.

d)	Agreement. This Agreement, together with any amendments or supplements, thereto.

e)	Board of Directors. The Board of Directors of the Company.

f)	Code. The Internal Revenue Code of 1986, as amended or as it may be amended from time to time.

g)	Compensation. Compensation shall be defined by the terms of the 401(k) Plan.

h)	Change of Control. A change of control of the Company within the meaning specified in Section 280G of the Code.

i)	Early Retirement Date. The date the Employee attains the age of forty-five (45).

j)	Effective Date. The effective date shall be February 1, 1997

k)	Election of Contribution. A written notice filed by the Employer with the Chief Financial Officer of the Company in substantially the form attached hereto as Exhibit A, specifying the Annual Supplemental Sum to be credited to the Employee’s Accrued Benefit

l)	Election of Deferral. A written notice filed by the Employee with the Chief Financial Officer or Controller of the Company in substantially the form attached hereto as Exhibit A, Part 1, specifying the amount of Compensation to be deferred.

m)	Fiscal Year. The taxable year of the Company.

n)	Matching Contribution Deficiency. Defined at Exhibit A, Part 2.

o)	Normal Retirement Date. The date the Employee attains the age of sixty-five (65).

p)	Plan Year. The calendar year: provided however that the first Plan Year shall be a period beginning on the date of execution of this Agreement and ending on December 31 of the same calendar year

9)	Retirement Account. Book entries maintained by the Company reflecting the Accrued Benefit after application of the Vesting Percentage; provided, however, that the existence of such book entries and the Retirement Account shall not create and shall not be deemed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee, any designated beneficiaries or other beneficiaries under this Agreement. In determining the Retirement Account, the Accrued Benefit shall be multiplied by the Vesting Percentage set forth as Exhibit C hereto.

r)	Survivor Benefit. The Survivor Benefit shall be an amount equal to the Accrued Benefit.

s)	Vesting Percentage. The Vesting Percentage set forth at Exhibit C, representing the portion of the Accrued Benefit which is payable under the terms of this Agreement, based on Years of Service. The Vesting Percentage is credited on the last day of each Plan Year.

t)	Years of Service. Year of Service shall be as defined under the terms of the 401(k) Plan provided that there shall be no requirement of a three-month or other waiting period prior to participation in vesting.

2.	DEFERRED COMPENSATION.

(a) Employee Deferral (Election of Employee).

Commencing on the Effective Date, and continuing through the date on which the Employee’s employment terminates because of his death, retirement, disability, or any other cause, the Employee and the Company agree that the Employee shall defer into his Retirement Account the amount set forth in the Election of Deferral, Schedule A, Part 1,which the Employee would otherwise be entitled to receive from the Company in each Fiscal Year of the Company.

The amount selected for deferral by the Employee pursuant to an Election of Deferral is referred to as the “Annual Deferral Sum”. The amounts of compensation actually deferred, taking into account discontinuance of deferral pursuant to a Notice of Discontinuance, are hereinafter collectively included as the “Deferred Amounts”. The Employee’s Deferred Amounts shall be credited to the Employee’s Retirement Account as of the dates such Deferred Amounts would, but for such deferral, be payable to the Employee.

The Employee may elect an Annual Deferral Sum hereunder by filing an Election of Deferral. The initial Election of Deferral must be filed within twenty (20) days of the Effective Date of this Agreement. Such initial Election of Deferral, if any, shall be effective commencing with the first day of the month after it is filed. Thereafter, an Election of Deferral must be filed at least twenty (20) days prior to the beginning of the Plan Year to which it pertains and shall be effective on the first day of the Plan Year following the filing thereof. The Employee may elect to defer a maximum Annual Deferral Sum of fifteen percent (15%) of Compensation for any Plan Year, reduced by deferral contributions under the terms of the 401(k) Plan for such Plan Year (or such other limitation on Deferral Contributions under the terms of the 401(k) Plan as it may be amended from time to time) of Compensation reduced by deferral contributions under the terms of the 401(K) Plan. The minimum Annual Deferral Sum, if any is elected, shall be no less than one percent (1%) of Compensation.

(b) Supplemental Deferral (Matching Contribution)

Commencing on the Effective Date, and continuing through the date on which the Employee’s employment terminates because of death, normal retirement, disability, or any other cause, the Employer may at the discretion of the Board of Directors, make an Election of Contribution, as defined at paragraph 4., below. While the amount of the Election of Contribution shall be determined at the sole discretion and in such manner as the Board of Directors determines from time to time, the initial policies and procedures for determination of the amount of such Election of Contribution is set forth at Part 2 of Exhibit A, which may be amended at any time. The amount credited pursuant to an Election of Contribution is referred to as the “Annual Supplemental Sum”. The sum of all Annual Supplemental Sums set forth on all Elections of Contribution for the Employee are hereinafter collectively referred to as the “Supplemental Compensation”. The Employee’s Supplemental Compensation shall be credited to the Employee’s Retirement Account as of the dates such Annual Supplemental Sum is approved, or otherwise stated to be credited by resolution of the Board of Directors of the Employer.

(c) Vesting

The Employee shall vest and have a nonforfeitable right to all amounts credited to his or her Retirement Account as Supplemental Compensation, and all Additions related thereto, in accordance with the schedule set forth at Exhibit C, attached hereto. For purposes of applying any vesting schedule, the Employee shall be considered as having a completed Year of Service for each complete year of full-time service with the Employer or an Affiliate, measured from the Employee’s first date of employment by the Company. To the extent that any Supplemental Deferrals credited to the Employee’s Retirement Account are not vested at the time such amounts are otherwise payable to the Employee hereunder, such amounts shall be forfeited.

3.	ADDITIONS TO DEFERRED AMOUNTS AND AMOUNT OF SUPPLEMENTAL. The Company agrees that it will credit Deferred Amounts in the Employee’s Retirement Account with additions thereon (“Additions”) from and after dates Deferred Amounts are credited to the Retirement Account. Additions to Deferred Amounts shall accrue commencing on the date the Retirement Account first has a positive balance and shall continue up to the date that the Retirement Account has been reduced to zero. Additions shall be calculated as an amount (the “As If Rate”) equal to the yield that would be realized, including any dividends, interest, or other current yield, as well as any capital gain or loss based on an adjustment to fair market value on any date of calculation, as if hypothetically invested in whole or fractional shares in the assets set forth at Schedule 1 (the Calculation Assets), which may be changed at the sole discretion of the Employer, from time to time, The Employer shall have no obligation to actually acquire any of the Calculation Assets set forth at Schedule 1, and such return shall be only for purposes of calculating Additions to Deferred Amounts hereunder The Employee shall have no rights in or to any Calculation Assets set forth at Schedule 1, as provided elsewhere in this Agreement. The As If Rate shall be adjusted on the last day of each fiscal quarter of the Plan Year at the mean trading price of the Calculation Assets on such date or the first business date thereafter, as quoted in Barrons financial news publication, or in the absence of a quotation therein, in a similar publication or other authoritative valuation of the specified Calculation Assets. Any such designation of new Calculation Assets by the Employer must be in writing. For purposes of calculating Additions, it shall be assumed that the Calculation Assets is sold and the alternate Calculation Assets is purchased on the first business day following such revised designation by the Company.

Supplemental Deferrals and Additions related to Supplemental Deferrals are subject to the Vesting Schedules attached at Exhibit C. Each Supplemental Deferral shall be designated at the time of contribution as either: (1) a 401(k,) Equivalent Vesting Contribution, or alternatively, (2) a 10 Year Vesting Contribution, and such Supplemental Deferrals and related Additions shall be subject to the corresponding vesting schedule, based on such initial designation which shall be at the sole discretion of the Employer. Supplemental Deferrals may be so designated as to vesting either by completion of a schedule attached hereto or by so designating the vesting schedule of the Supplemental Deferral on the accounting books and records of the Employer. Employee Deferrals and related Additions to Employee Deferrals are not subject to any Vesting Schedule,

4.	ELECTION TO MAKE CONTRIBUTION. The Company may make an Election of Contribution by action of the Board of Directors and set forth in a form of Election of Contribution as set forth at Exhibit A, Part 2 or such similar form of election as may be approved by the Board of Directors. Any Election of Contribution shall apply only to the amounts and years set forth in such. Election of Contribution and shall not require any subsequent contributions beyond those set forth in such Election of Contribution.

5.	TERMINATION OF AGREEMENT. The Employer may at any time during the term of this Agreement, modify, suspend or terminate this Agreement in any manner or at any time. Such modification, suspension or termination may not reduce the Employee’s Retirement Account, but may alter modify, suspend or terminate future Annual Supplemental Sums and any other aspects of the Agreement.

6.	(a) RETIREMENT BENEFIT. The Company agrees that, from and after the retirement of the Employee from the service of the Company upon reaching his or her Early Retirement Date or Normal Retirement Date, the Company shall thereafter pay as a retirement benefit (“Retirement Benefit”) to the Employee in the amount of the Employee’s entire Accrued Benefit in equal monthly installments for one hundred twenty (120) consecutive months, commencing on the first day of the calendar month immediately following the Employee’s retirement; provided however, that the Employee may, at his or her sole option make one election, prior to the time benefit payments begin, to receive the Accrued Benefit in his or her Retirement Account in a lump sum or equal monthly installment payments over a shorter period of sixty (60) months, to be designated by him in writing (by delivery to the Company of a completed Exhibit D, or similar statement) than would otherwise apply, or in a single payment. The election referred to in the preceding sentence must be made at least one year prior to the date benefit payments begin and shall be irrevocable. In the event of such election by the Employee, the first designated monthly payment or the single payment, whichever applies, shall be due and payable on the on the first day of the calendar month immediately following the Employee’s retirement. Monthly installment payments, if applicable, shall continue monthly thereafter, for the period designated by the Employee.

Notwithstanding the foregoing provisions of this paragraph 6(a), the terms of this paragraph shall be administered with respect to Retirement Benefits commencing on and after January 1, 2002, by substituting equal annual installments for 10 years (or 5 years, if applicable), wherever reference is made to equal monthly installments of 120 months (or 60 months, if applicable). Such annual installments shall be made as soon as practicable after the first day of the calendar year beginning on or after the date of the Employee’s Retirement. With respect to Retirement Benefits that have already commenced payment inthe form of equal monthly installments prior to January 1, 2002, the remaining installments to be made in any calendar year beginning on or after January 1, 2002 shall, instead, be made annually as soon as practicable after the first day of such calendar year in an amount that is equal to the total of the monthly installments that would have been made under the preceding provisions of this paragraph 6(a), as in effect prior to this amendment.

(b)	ELECTION OF BENEFITS UPON RETIREMENT DATE. The Employee shall have the option, upon attaining his or her Early Retirement Date or Normal Retirement Date, to elect to receive his or her Retirement Benefit, notwithstanding or her continued employment with the Company after attaining the Early Retirement Date or Normal Retirement Date. The Employee’s election to receive his or her Retirement Benefit notwithstanding continued employment must be made in writing at least one year prior to Early Retirement Date or Normal Retirement Date, whichever applies. The Retirement Benefit payable upon election pursuant to this paragraph 6(b) shall be the amount that would have been payable had the Employee retired from service with the Company as of the Early Retirement Date or Normal Retirement Date, whichever applies. Any such election shall be irrevocable, and shall result in the termination of the Employee’s right to any further deferrals hereunder.

7.	DISABILITY RETIREMENT. Notwithstanding any other provision hereof, the Employee shall be entitled to receive payments hereunder prior to his or her Early Retirement Date or Normal Retirement Date, whichever applies, in any case in which it is determined by a duly licensed physician selected by the Company that, because of ill health, accident, disability or general inability because of age, the Employee is no longer able, properly and satisfactorily, to perform his or her regular duties as an Employee. If the Employee’s employment is terminated pursuant to this paragraph 7., the disability retirement benefit payable hereunder (“Disability Retirement Benefit”) shall be that amount that would have been payable as a Retirement Benefit had the Employee attained his or her Normal Retirement Date on the date of the physician’s disability determination. The Disability Retirement Benefit payable under this paragraph 7. shall be distributed in accordance with the provisions of paragraph 6(a) as if the Employee had retired on the date of the physician’s disability determination.

8.	(a) DEATH BENEFIT PRIOR TO COMMENCEMENT OF RETIREMENT BENEFITS. In the event of the Employee’s death while in the employment of the Company and prior to commencement of the Retirement Benefits or Disability Retirement Benefits, the Company shall pay as a survivor’s benefit the Employee’s entire Survivor Benefit in a single lump sum to the Employee’s designated beneficiary (the “Beneficiary”), in accordance with the last such designation received by the Company from the Employee prior to death. provided however, that the Beneficiary may elect to receive the Survivor Benefit in either ten (10) or five (5) annual installments, to be designated in writing by such Beneficiary. If no such designation has been received by the Company from the Employee prior to death said payments shall be made to the Employee’s then living spouse, if any, and if there is no such living spouse, then said payment shall be made to the living children of the Employee, if any, in equal shares, and if there is no surviving spouse or surviving children, then such payments shall be made to the estate of the Employee. Such payments shall be made on the first day of the second month following the Employee’s death.

(b)DEATH BENEFIT AFTER COMMENCEMENT OF BENEFITS. In the event of the Employee’s death after commencement of Retirement benefits, Normal Retirement Benefits, or Disability Retirement Benefits, but prior to the completion of all such payments due and owing hereunder, the Company shall pay the balance of the Accrued Benefit in a single lump sum the Employee’s designated beneficiary, in accordance with the last such designation received by the Company from the Employee prior to his or her death. If no such designation has been received by the Company from the Employee prior to death said payments shall be made to the Employee’s then living spouse, if any, and if there is no such living spouse, then said payment shall be made to the living children of the Employee, if any, in equal shares, and if there is no surviving spouse or surviving children, then such payments shall be made to the estate of the Employee. Such payments shall commence on the first day of the second month following the Employee’s death. At its sole option, the Company may pay the Employee’s entire Accrued Benefit as a single lump sum.

9.	TERMINATION BENEFIT. In the event of either

(a)	the Employee’s termination of employment with the Company before the Early Retirement Date for any reason, other than disability, retirement or death, or

(b)	a Change of Control of the Employer,

the Company shall pay to the Employee, as compensation for services rendered prior to such termination, a single sum equal to the total Retirement Account (the “Termination Benefit”). The Termination Benefit shall be payable on the first day of the second month following the termination of the Employee’s employment with the Company.

10.	HARDSHIP WITHDRAWAL. In the event the Employee suffers an unforeseen financial emergency, as defined hereafter, the Company may, if it deems advisable in its sole and absolute discretion, distribute to or utilize on behalf of the Employee as a hardship benefit (the “Hardship Benefit”) any portion of the Employee’s Retirement Account. The Company shall have exclusive authority to determine whether to make a hardship distribution, and the Company’s decision shall be final and binding on all parties. Any hardship distribution shall, like all distributions, reduce the amounts available for subsequent distributions and be deducted from the Retirement Account. The Employee shall apply for such a Hardship Benefit in writing in a form approved by the Company and shall provide such additional information as the Company shall require. For purposes of this Paragraph, “unforeseen financial emergency” means an immediate and heavy financial need caused by an unforeseable emergency, as described in Treasury Regulations Section 1.457-2(h) (4) and (5), defined as a severe financial hardship to the Employee resulting from a sudden and unexpected illness or accident of the Employee or a dependent of the Employee (as defined in Code Section 152(a)) of the participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseable circumstances arising as a result of events beyond the control of the Employee. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(1)	Through reimbursement or compensation by insurance or otherwise,

(2)	By liquidation of the Employee’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(3)	By cessation of deferrals under this Agreement.

No distribution shall be made pursuant to this paragraph in excess of the amount of the immediate and heavy financial need of the Participant. The amount of the immediate and heavy financial need may include any amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution, Any distribution under this paragraph shall reduce the Retirement Account.

11.	SERVICE DISTRIBUTION. The lesser of either:

a)	the “In Service Distribution Amount” designated by the Employee on a validly submitted Election of Deferral in the form set forth at Exhibit A, together with Additions related thereto, or

b)	an amount equal to the Annual Deferral Sum for the Plan Year in which such In Service Distribution Amount is so designated, together with Additions related thereto,

c)	the Accrued Benefit on the Distribution Date,

shall be distributed to the Employee in a lump sum on the In Service Distribution Date.

The In Service Distribution Date shall be the later of either: (a) the In Service Distribution Date set forth at Exhibit A, or (b) a date 36 months after the Election Date as defined in this Agreement. No In Service Distribution shall be effective unless it is elected on a Election of Deferral submitted and dated as provided at Exhibit A.

12.	OFFSET FOR OBLIGATIONS TO COMPANY If, at such time as the Employee becomes entitled to benefit payments hereunder, the Employee has any debt, obligation or other liability representing and amount owing to the Company or an Affiliate of the Company, and if such debt, obligation or other liability is due and owing at the time benefit payments are payable hereunder, the Company may offset the amount owing it or an Affiliate against the amount of benefits otherwise distributable hereunden

13.	BENEFICIARY DESIGNATION. The Employee shall have the right, at any time to submit in substantially the form attached hereto as Exhibit B, a written designation of primary and secondary beneficiaries to whom payment under this Agreement shall be made in the event of death prior to complete distribution of the benefits due and payable under the Agreement. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Company.

14.	CLAIMS PROCEDURE. If any benefits become payable under this agreement, the Employee (or designated beneficiary in the case of the Employee’s death) shall file a claim for benefits by notifying the Company in writing. If the claim is wholly or partially denied, the Company shall provide a written notice within ninety (90) days specifying the reason for the denial, the plan provisions on which the denial is based, and additional material or information necessary to receive benefits, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Employee (or designated beneficiary in the case of the Employee’s death) shall notify the Company in writing within sixty (60) days after receipt of a written notice of a denial of a claim. Such request for review shall be in writing and include any issues and comments, and requests for documents that the Employee believes are appropriate. The Company shall then review the claim and provide a written decision within sixty (60) days of receipt of a request for review. This decision shall state the specific reasons for the decision and shall include references to specific provisions on which the decision is based.

15.	ASSIGNMENT OF RIGHTS. Neither the Employee nor any designated beneficiary shall have any right to sell, assign, transfer, or otherwise convey the right to receive any payments hereunder without the prior written consent of the Company.

16.	NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue to be employed by the Company, in any capacity. It is expressly understood by the parties hereto that this Agreement relates exclusively to discretionary supplemental compensation as set forth in this Agreement. This Agreement is not intended to be an employment contract, or to obligate the Company to make any contribution of an Annual Supplemental Sum, other than as approved at the discretion of the Board of Directors.

17.	CONSTRUCTION OF AGREEMENT. Any payments under this Agreement shall be independent of, and in addition to, those under any other plan, program, or agreement which may be in effect between the parties hereto, or any other compensation payable to the Employee or the Employee’s designated beneficiary by the Company.

18.	NO TRUST CREATED. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind of a fiduciary relationship between the Company and the Employee, the Employee’s designated beneficiary, any other beneficiary of the Employee or any other person.

19.	BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS; UNSECURED GENERAL CREDITORS STATUS OF EMPLOYEE. The payments to the Employee, the Employee’s designated beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Employee or any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

In the event that, in its sole discretion, the Company purchases an insurance policy or policies insuring the life of the Employee (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Employee, the Employee’s designated beneficiary, any other beneficiary nor any other person shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Employee or any other person nor as collateral security for any obligation of the Company hereunder.

20.	AMENDMENT. This Agreement may not be altered, amended, or revoked except by a written agreement signed by the Company and Employee.

21.	INTERPRETATlON. Where appropriate in this Agreement, words used in the singular shall include the plural and words used in the masculine shall include the feminine.

22.	MISCELLANEOUS.

(a)	The law of the Stare of California shall govern this Agreement.

(b)	In the event of a material change in Federal or State laws applicable to this Agreement, the Company may, in the Company’s reasonable discretion, modify or terminate this Agreement. If the Company elects to terminate this Agreement, the Employee shall be entitled to receive the Retirement Account, as defined above.

(c)	The Employer shall be deemed the Administrator of the Plan. The Employer and any representative that it chooses to assist it to carry out its responsibilities under the Plan shall have the maximum discretionary authority allowed by law to interpret, construe and administer the Plan, to make determinations regarding Plan participation, enrollment for benefits, to evaluate and determine the validity of benefit claims, and to resolve any and all claims and disputes regarding the rights and entitlements of individuals to participate in the plan and to receive benefits and payments pursuant to the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.

CALIFORNIA MICRO DEVICES CORPORATION, a California Corporation

By

(Witness)

(Witness)

ATTEST:

By
Secretary

By
Employee

CALIFORNIA MICRO DEVICES CORPORATION

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

Schedule 1, Calculation Assets

The Company agrees that it will credit Deferred Amounts in the Employee’s Retirement Account with additions from and after dates Deferred Amounts are credited to the Retirement Account at the “As If” rate specified in the Agreement. In determining the “As If” calculation under the agreement the Company will utilize the following Calculation Assets, subject to the terms of the Agreement.

INVESTMENT	Percentage
Paine Webber RMA, Money Market Portfolio	%
Putnam Income	%
P.W. Tactical Allocation	%
Oppenheimer Growth & Income	%
Putnam Voyager	%
Putnam OTC Emerging Growth	%
100%

California Micro Devices Corporation	Employee

By
Signature	Employee Signature

Name	Name

Date	Date

CALIFORNIA MICRO DEVICES CORPORATION

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

EXHIBIT A-(Part 1) ELECTION OF DEFERRAL

1.	I acknowledge that the terms and conditions of the California Micro Devices Corporation Executive Deferred Compensation Agreement (“Agreement t’) have been explained to me, including the tax consequences of my decision to participate in the Agreement.

2.	I agree to defer a portion of my current compensation, and to have that income paid to me at a later date pursuant to the terms and conditions of the Agreement, which is incorporated by reference, in its entirety, in this Election of Deferral Form.

3.	I understand that this Election Form is not an employment agreement, does not guarantee that I will receive any predetermined amount of compensation, and does not guarantee that I will receive any bonus.

4.	I understand that any compensation I defer will be held as an asset of California Micro Devices Corporation, and will remain subject to the claims of the general creditors of California Micro Devices Corporation

5.	FICA and FUTA taxes are taken into account as if the deferred compensation amounts were earned on the last day of the Plan Year in which the related services are performed (rather than deferred). Since the 1993 Omnibus Budget Reconciliation Act repealed the dollar limit on wages subject to hospital insurance, effective for 1994 and later years, I understand that I will be required to pay such tax regardless of the amount of wages earned. Other such taxes will be payable to the extent that I have not exceeded the relevant wage ceilings.

ELECTION TO DEFER COMPENSATION

I hereby elect to defer (no less than 1% of Compensation, if any deferral is elected):

% of my future salary	Employee Initial

% of my incentive Bonus	Employee Initial

I understand that I may discontinue deferral of future compensation if notice is filed at least twenty (20) days prior to any 1st day of the first month, 1st day of the fourth month, 1st day of the seventh month, or 1st day of the tenth month of the Plan Year. Such Notice of Discontinuance shall be effective commencing with the lst day of the first month, 1st day of the fourth month, 1st day of the seventh month, or Ist day of the tenth month of the Plan Year following filing in writing the change I desire. I also understand that if I discontinue deferral of future compensation during the year, I cannot restart deferral until the beginning of the succeeding calendar year. The foregoing Election is voluntarily made by me after reviewing the terms of the Agreement and with knowledge that this Election is irrevocable until changed in accordance with the terms of the Agreement.

IN SERVICE DISTRIBUTION AMOUNT:

I hereby elect to receive a lump sum distribution on the In Service Distribution Date specified below in an amount equal to the lesser of the Accrued Benefit, or the In Service Distribution Amount, together with Additions related thereto.

IN SERVICE DISTRIBUTION AMOUNT:                         (An amount not in excess of the Annual Deferral Sum set forth on Part 1 of this Exhibit A)

IN SERVICE DISTRIBUTION DATE:                         (At least 36 months after Effective Date)

INSERVICE DISTRBUTION. The lesser of either: (a) the In Service Distribution Amount designated by the Employee on a validly submitted Election of Deferral in the form set forth at Exhibit A, Part 1, and related Additions, or (b) the Accrued Benefit, shall be distributed in a lump sum on the In Service Distribution Date. The In Service Distribution Date shall be the later of either: (a) the In Service Distribution Date set forth at Exhibit A, or (b) a date 36 months alter the Election Date defined by this Agreement. No In Service Distribution shall be effective unless it is elected on an Election of Deferral submitted as required by this Agreement.

This Election of Deferral is executed and agreed:

(Employee Signature)

(Print Name)

(Social Security Number)

(Election Date)
(Date)

Agreed:

California Micro Devices Corporation

By:

(Date)

EXHIBIT A—ELECTION OF CONTRIBUTION (Part 2)

TO:
(NAME OF EMPLOYEE)

FROM:	CALIFORNIA MICRO DEVICES CORPORATION

The Company hereby elects to contribute an amount equal to the Matching Contribution Deficiency, as defined below, and does credit such amount under the terms of the California Micro Devices Corporation, Defined Contribution Executive Deferred Compensation Agreement (the “Agreement”), as of the              day of             , 19            , on behalf of the Retirement Account of the above named Employee.

Matching Contribution Deficiency shall be an amount equal to the amount that would have been contributed for the benefit of the Employee under the terms of the 401(k) Plan by the Employer for the Plan Year as a Matching Contribution, as that term is defined in the 401(k) Plan agreement, determined as if the Employee Deferral described herein had been treated as an eligible contribution under the terms of the 401(k) Plan, but for the limit on eligible contributions as a result of the application of the actual deferral percentage(ADP) ratios of Section 401(k)(3)(A), or Section 401(m) of the Code, applicable to Highly Compensated Employees as defined at Section 414(q) of the Code, provided however, that the Matching Contribution Deficiency shall not exceed an amount that when added to any matching contribution under the terms of the 401(k) equals a sum equal to the maximum dollar amount of matching contributions available to other employees under the terms of the 401(k), determined without regard to limitations under 401(k)(3)(A) or 401(m) of the Code.

As of the Effective date of this Agreement the maximum dollar amount of matching contributions available to other employees under the terms of the 401(k), determined without regard to limitations under 401(k)(3)(A) or 401(m) of the Code was an amount equal to $

California Micro Devices Corporation

BY

Attached: Board of Directors Resolution

CALIFORNIA MICRO DEVICES CORPORATION,

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

EXHIBIT B- BENEFICIARY DESIGNATION

I.                         (Insert Employee’s name as it appears in the Agreement.)

II. The above-named Employee’s Revocable Beneficiary under the Executive Deferred Compensation Agreement is set forth below:

    1.    Employee’s spouse,                         , if living at Employee’s death, if not, such of the children of the marriage of the Employee and said spouse as shall be then living, equally.

    2.    Employee’s spouse,                         , if living at Employee’s death, if not, such of the Employee’s children as shall be then living, equally.

    3.    Such of the following children of the Employee as shall be living at the Employee’s death, equally:

    If this space is checked, and if paragraph 1, 2 or 3 is checked, then the living children of any deceased child designed shall take the share, divided equally, which such child would have if living.

    4.    Employee’s                         , if living at the Employee’s death, if not, Employee’s                          if then living, if not, Employee’s                          if then living. (Insert relationship to Employee and name.)

    5.    Such of the following as shall be living at the Employee’s death, equally:

Employee’s

(Insert relationship to Employee and name.)

    6.    Employee’s                          if living at Employee’s death, if not, such of the following as shall be then living, equally:

Employee’s

(Insert relationship to Employee and name.)

    7. Employee’s

(Insert relationship to Employee and name.)

    8.                                                   as trustee(s) or the successor trustee(s) under an Agreement dated                         , 19    , made by and between (the Employee) (                    ) and said trustee(s), as now existing or hereafter amended, or if said trust is not in existence at the Employee’s death, the executor(s) or administrator(s) of the Employee.

    9.    The trustee(s) or successor trustee(s) under the instrument probated as the Last Will and Testament of the Employee, or, if the Employee shall die intestate or shall leave a Will creating no trust, the executor(s) or administrator(s) of the Employee.

    10.    Employee’s executor(s) or administrator(s).

    11.                         , or its successors. (Insert Name and address of firm or organization.)

III. If any one of subparagraphs 1 through 7 of paragraph II above is applicable and if no individual beneficiary named is living at the Employee’s death, the Beneficiary shall be the executor(s) or administrator(s) of the Employee.

IV. This Designation of Beneficiary revokes all prior designations and shall be effective as of the date it is filed with the Company. The Employee retains the right to revoke this Designation of Beneficiary.

Dated at                         , State of                         , on                         , 19    .

(Signature of Employee)

Witness:

CONSENT OF SPOUSE

(Required in Community Property States)

I hereby consent to the designation of the above beneficiary(ies) to receive the benefits payable under the CALIFORNIA MICRO DEVICES CORPORATION, EXECUTIVE DEFERRED COMPENSATION AGREEMENT a the result of the death of the above Employee and waive any and all rights necessary to provide the payment of such benefits to such beneficiary(ies).

Dated at                             , State of                         , on                              19

(Signature of Spouse)

Witness:

FILING ACKNOWLEDGEMENT

Filed with the records of the Company this      day of                         , 19    .

By

Title

EXHIBIT C

CALIFORNIA MICRO DEVICES CORPORATION,

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

VESTING SCHEDULE

The Vesting Percentage set forth below represents the portion of each Annual Supplemental Sum, together with related Additions, computed independently of other Annual Supplemental Sums, which is payable under the terms of this Agreement, based on Years of Service, and the age of the Employee. The Vesting Percentage is credited on the last day of each Plan.

Years of Service *	Cumulative Vesting Percentage
Less than 1	0%

One	50%

Two or more	100%

EXHIBIT D

CALIFORNIA MICRO DEVICES CORPORATION,

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

DISTRIBUTION ELECTION

DISTRIBUTION ELECTION: This form must be completed no later than one year prior to the date beneflt payments begin. The Retirement Benefit will be paid in one hundred twenty (120) monthly installments, unless one of the following elections is made by the Employee.

Note:	Early Retirement is considered after age 45
Normal Retirement is considered after age 65

Retirement: Upon retirement from the service of the Company, I wish to receive my Retirement Benefit in following form: CHECK (i) OR (ii), BUT NOT BOTH

            (i) lump sum;

            (ii) in 60 substantially equal monthly installments.

EMPLOYEE:	ADDRESS:

DATE:

CMD DEFERRED COMPENSATION PLAN INVESTMENT CHOICES

*	Paine Webber RMA, Money Market Portfolio seeks to provide as high a level of current interest income as is consistent with maintaining liquidity and stability of principal. It seeks to achieve these objectives by investing in a diversified portfolio of U.S. dollar-denominated money market instruments.

*	Putnam Income Fund allocates assets across a variety of fixed-income market sectors, including but not limited to investment-grade corporate bonds, mortgage-backed securities, U.S. Treasuries, high-yield corporate bonds, and foreign bonds.

*	P.W. Tactical Allocation Fund is for investors who want total return, consisting of long-term capital appreciation and current income, incorporating a systematic investment strategy that actively allocates assets between equity securities included in the S & P 500 Index, U.S. Treasury Notes and Bills and U.S. dollar-denominated foreign securities.

*	Oppenheimer Quest Growth & Income Value Fund is a mutual fund that seeks to achieve a combination of growth of capital and investment income with growth of capital as the primary objective. by investing in securities that are believed to be undervalued in the marketplace and that offer the possibility of increased value.

*	Putnam Voyager Fund invests in both smaller companies expected to expand overti me, and larger, more established corporations, which can provide you with an effective way to seek above-average growth. The fund is suited for aggressive growth investors who are willing to accept some price fluctuation.

*	Putnam OTC Emerging Growth Fund allows you to seek growth from stocks of a variety of smaller companies, across many different sectors. Such diversification can help provide exposure to growth, while making returns less dependent on the performance of any single holding. Smaller stocks tend to have a high degree of volatility.

INVESTMENT COMPARISONS

Deferred Cornpensation Plan		401(k)Plan
Money Market
1. PW RMA Money Market		1. Mitchell Hutchins Money Mark
Both are Painewebber General Money Market Funds.
Fixed Income Fund
2. Putnam Income		2. Conservative Bond
(Beta 1.05, R square 96)		(Beta 1.05, R square 92)
Both funds have a conservative style.
Balanced Fund
3. P.W. Tactical Allocation		3. Balanced Asset
(Beta .96, R square 85)		(Beta 1.00, R square 100)

These funds utilize an active asset allocation format.

Stock Fund
4. Oppenheimer Growth & Income		4. Core Equity
(Beta .85, R square 68)		(Beta.88, R square 90)

These funds focus on conservative, large cap stocks.

Mid Cap Fund
5. Putnam Voyager		5. Strategic Growth
(Beta 1.07, R square 65)		(Beta 1.39, R square 69)

These funds concentrate on high growth mid cap stocks.

Small Cap/Aggressive Fund
6. Putnam OTC Emerging Growth		6. Emerging Growth
(Beta 1.59, R square 81)		(Beta 1.03, R square 90)
Based on the Wilshire 4500		Based on the Lipper Sm Cap Ind

Both funds target the emerging small cap market.

CALIFORNIA MICRO DEVICES CORPORATION

Executive Deferred Compensation Plan

PARTICIPANTS—Please take this quiz to help you with your Deferred Comp investment selections.

ASSET ALLOCATION QUIZ

Strongly Disagree<                                                                 > Strongly Agree

1                        2                         3                        4

SCORE
1.	Earning a high return that will allow my account to grow faster than the inflation rate is one of my most important objectives.
2.	I do not require a high level of income (conservative) investments at this time.
3.	My investment goals are relatively long term.
4.	I am willing to tolerate sharp up and down swings in the return on my investments in order to seek a potentially higher return than would normally be expected from more stable investments.
5.	I am willing to risk a short term loss in return for a potentially higher long term rate of return.
6.	I will not need to use my retirement savings for many years.
TOTAL SCORE

SCORE	MONEY MARKET	PUTNAM INCOME	P.W. TACTICAL ALLOCATION	OPPENHEIMER GROWTH & INCOME	PUTNAM VOYAGER	PUTNAM OTC
25-30	10%	0%	30%	20%	20%	20%
19-24	5%	15%	40%	20%	10%	10%
13-18	5%	25%	40%	20%	10%	0%
7-12	5%	35%	50%	10%	0%	0%
6	10%	55%	30%	5%	0%	0%

*	The above is only a suggestion, final investment decisions are left to the Individual”

AMENDMENT TO THE

CALIFORNIA MICRO DEVICES CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, the Company maintains the California Micro Devices Corporation Executive Deferred Compensation Plan (the “Plan”) for certain executive employees under the terms of individual executive deferred compensation agreements between said employees and the Company (the “Agreement” or “Agreements”); and

WHEREAS, the Company is desirous of modifying the form of payment under each of the Agreements to provide greater flexibility to the Employee and to ease the administration of the Plan;

NOW THEREFORE, the Agreement between the Company and the executive employee indicated on the signature line below is amended, effective January 1, 2002, as follows:

1.	The fourth sentence of the third paragraph of text in paragraph 2(a) of the Agreement is amended to read as follows:

“The Employee may elect to defer a maximum Annual Deferral Sum of fifteen percent (15%) of Compensation for any Plan Year, reduced by deferral contributions under the terms of the 401(k) Plan for such Plan Year.”

2.	Paragraph 6(a) of the Agreement is amended by the addition of the following at the end thereof:

“Notwithstanding the foregoing provisions of this paragraph 6(a), the terms of this paragraph shall be administered with respect to Retirement Benefits commencing on and after January 1, 2002, by substituting equal annual installments for 10 years (or 5 years, if applicable), wherever reference is made to equal monthly installments of 120 months (or 60 months, if applicable). Such annual installments shall be made as soon as practicable after the first day of the calendar year beginning on or after the date of the Employee’s Retirement. With respect to Retirement Benefits that have already commenced payment in the form of equal monthly installments prior to January 1, 2002, the remaining installments to be made in any calendar year beginning on or after January 1, 2002 shall, instead, be made annually as soon as practicable after the first day of such calendar year in an amount that is equal to the total of the monthly installments that would have been made under the preceding provisions of this paragraph 6(a), as in effect prior to this amendment.”

IN WITNESS WHEREOF, the parties hereto have executed this amendment on the            day of            , 2002.

CALIFORNIA MICRO DEVICES CORPORATION

By:		By:
	Title	[Name of Employee]